FOR IMMEDIATE RELEASE
May 4, 2020

CONTACT:
Amy Randolph
(217) 365-4049
amy.randolph@busey.com

First Busey Corporation Announces
Virtual 2020 Annual Stockholder Meeting

Champaign, IL – First Busey Corporation (NASDAQ: BUSE) (“First Busey”) today announced that, due to the COVID-19 executive orders issued by the Governor of the State of Illinois, which prohibit gatherings of more than 10 people in the State of Illinois, and to prioritize the health and well-being of stockholders and Company personnel during the global pandemic, its Annual Meeting of Stockholders (the “Annual Meeting”) has been changed to a virtual meeting format.

The Annual Meeting will continue to be held on Wednesday, May 20, 2020 at 5:00 p.m. Central Time.  As described in the proxy materials for the Annual Meeting, dated April 9, 2020, those eligible to vote at the Annual Meeting are stockholders of record as of the close of business on March 23, 2020 or holders of a legal proxy for the meeting.  The proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual meeting format and may continue to be used to vote shares in connection with the Annual Meeting.

Stockholders will be able to attend the meeting online, vote their shares electronically and submit their questions by visiting www.virtualshareholdermeeting.com/BUSE2020.  As always, First Busey encourages stockholders to vote their shares prior to the Annual Meeting.  First Busey also encourages all stockholders to provide questions ahead of the Annual Meeting by calling Abby A. Hendren, Executive Vice President, Brand Strategies, at (217) 351-6629, or by sending the question to abby.hendren@busey.com.

Additional information regarding this change to the format of the Annual Meeting and how to access the meeting can be found in the supplement to First Busey’s Notice of Annual Meeting and Proxy Statement filed with the Securities and Exchange Commission on May 4, 2020.

Corporate Profile
As of March 31, 2020, First Busey Corporation (Nasdaq: BUSE) was a $9.72 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $9.70 billion as of March 31, 2020 and is headquartered in Champaign, Illinois, with 61 banking centers serving Illinois, 13 banking centers serving Missouri, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2020, assets under care were approximately $8.93 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all U.S.banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

CONTACT:
Amy Randolph, EVP & Chief of Staff
First Busey Corporation
(217) 365-4049
amy.randolph@busey.com